Exhibit 99.1

Cryoport Reports Second Quarter 2024 Financial Results

▪	Revenue improved sequentially across all businesses

▪	Commercial Cell & Gene Therapy revenue increased 51% year-over-year and 20% sequentially

▪	A record total of 684 global clinical trials supported as of June 30, 2024

▪	Cost reduction initiatives anticipated to result in approximately $22 million of annualized cost savings and drive Cryoport towards its goal of profitable growth, as well as a return to positive Adjusted EBITDA in 2025

▪	Company provides updated 2024 full-year revenue guidance of $225 to $235 million

NASHVILLE, Tennessee, August 6, 2024, - Cryoport, Inc. (NASDAQ: CYRX) (Cryoport), a global leader in supply chain solutions for the life sciences, today announced financial results for its second quarter (Q2) and first half (H1) of 2024.

Jerrell Shelton, CEO of Cryoport, commented, “During our second quarter, we saw continued progress across all businesses as all revenue lines improved sequentially. Our revenue from the support of commercial Cell & Gene Therapies stood out, with an increase of 51% year-over-year and 20% sequentially, reflecting a strong demand for these life-saving treatment therapies.

“MVE Biological Solutions, our primary Life Sciences Products business, showed a modest sequential improvement for the quarter, as we continued to experience overall lower demand compared to previous years. We anticipate continued softness in demand in our Life Sciences Products business, as customers continue to delay capital expenditures and leverage their existing footprint of cryogenic systems. We have executed cost management initiatives across our manufacturing facilities and aligned the direct workforce with the current market demand to help enable continuing positive cash flow contribution. Longer term, we expect demand to improve as excess freezer capacity is absorbed.

“Based on our anticipated sequential revenue growth in our Life Sciences Services, coupled with the expected continued softness in demand for our Life Sciences Products, we are revising our full year 2024 revenue guidance to the range of $225 million to $235 million, with revenue expected to continue to improve progressively during the course of the remainder of this year.

“As previously disclosed, we have been implementing cost reduction and capital realignment measures as well as pacing the build-out of our global capabilities and infrastructure to be more in line with the current market environment. We anticipate our cost reduction initiatives will be fully implemented by the end of 2024 and will positively impact Cryoport’s financial results for the second half of 2024 with approximately $22 million in annualized cost savings for 2025, driving the Company towards its goal of profitable growth, as well as a return to positive adjusted EBITDA in 2025.

“We believe our cost reduction and capital realignment plan will enable us to continue to successfully service our customers and execute on our key growth initiatives as we optimize our operational efficiencies by reducing operating costs across our global organization. We intend to drive profitable growth in our key markets, enhance operating performance, and generate positive cash flow. Examples of some of the cost reduction actions taken to date are outlined below:

Life Sciences Services

•	Reduced global Full Time Equivalents (FTE) by 101

•	Reduction of external contractors and consultants

•	CAPEX reduction/deferrals, including

o	New facilities delayed, and

o	Consolidation of engineering and R&D initiatives

•	Prioritizing resource allocation for the support of anticipated commercial launches and the ongoing global ramps of approved therapies

Life Sciences Products

•	Reduced global FTE by 46

•	Reduced variable manufacturing labor and material costs

•	CAPEX reductions and deferrals, including

o	Deferral of expansion plans

o	Reprioritization of engineering and R&D projects

“We remain confident in a broad-based market recovery for the life sciences industry except for China, which we think will remain challenged through 2025. Our current full year 2024 revenue outlook includes expected sequential improvements across our Life Sciences Services offerings driven in part by the ramp of clinical and commercial Cell & Gene therapies we currently support, as well as anticipated new product and service launches later this year that will further diversify and enhance our revenue streams. We therefore expect a return to year-over-year revenue growth for Cryoport in the second half of 2024,” concluded Mr. Shelton.

In tabular form, Q2 2024 and H1 2024 revenue compared to Q2 2023 and H1 2023, respectively, were as follows:

Cryoport, Inc. and Subsidiaries

Revenue

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Life Sciences Services	$38,040	$35,204	8%	$74,826	$71,040	5%
BioLogistics Solutions	34,517	32,003	8%	67,775	64,608	5%
BioStorage/BioServices	3,523	3,201	10%	7,051	6,432	10%
Life Sciences Products	$19,557	$21,817	-10%	$37,363	$48,798	-23%
Total Revenue	$57,597	$57,021	1%	$112,189	$119,838	-6%

BioStorage/Bioservices revenue continues to grow double digits year-over-year as we continue to add new customers into our global network and as more allogeneic clinical and commercial therapies progress in the number of patients treated.

Revenue from commercial approved Cell & Gene therapies increased 51% year-over-year. One new therapy received U.S. Food and Drug Administration (FDA) approval during Q2 2024, one new therapy was approved by the Pharmaceuticals and Medical Devices Agency (PMDA) of Japan in July, and last week the FDA approved the first cell therapy targeting a solid tumor. This brings our current total commercial count to seventeen (17) as of August 1, 2024. The FDA approval in the second quarter was ImmunityBio's Anktiva for BCG-unresponsive non-muscle invasive bladder cancer. The FDA approval on August 1st, 2024 was Adaptimmune’s Tecelra for the treatment of adults with unresectable or metastatic synovial sarcoma. The therapy approved by the PMDA in July was SanBio’s AKUUGO, an allogeneic treatment for the indication of improving chronic motor paralysis resulting from traumatic brain injury. Moreover, in the second quarter two other previously approved Cryoport supported therapies received new approvals to move to earlier lines of treatment, which increased the addressable market for both therapies. Separately, two other Cryoport supported therapies received expanded label approvals in the second quarter.

As of June 30, 2024, Cryoport supported a total of 684 global clinical trials, a net increase of 16 clinical trials over June 30, 2023, with 76 of these clinical trials in Phase 3 . The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	June 30,
Clinical Trials	2022	2023	2024
Phase 1	260	273	286
Phase 2	285	313	322
Phase 3	81	82	76
Total	626	668	684

 Cryoport Supported Clinical Trials by Region

	June 30,
Clinical Trials	2022	2023	2024
Americas	488	515	525
EMEA	104	109	114
APAC	34	44	45
Total	626	668	684

 During the second quarter five (5) BLA/MAA filings occurred, one BLA filing occurred in July. For the remainder of 2024, we anticipate up to an additional seven (7) application filings, two (2) new therapy approvals and an additional one (1) approval for label/geographic expansion.

BioLogistics Solutions growth in the second quarter also benefited from the ramp in temperature-controlled logistics revenue outside of the Cell & Gene market, including biosimilars, antibodies, API’s and a growing number of Direct-to-Patient shipments.

Financial Highlights

Revenue

•	Total revenue for Q2 2024 was $57.6 million compared to $57.0 million for Q2 2023, a year-over-year increase of 1.0% or $0.6 million and up $3.0 million or 5.5% sequentially.

o	Life Sciences Services revenue for Q2 2024 was $38.0 million compared to $35.2 million for Q2 2023, up 8.1% year-over-year and 3.4% sequentially, including BioStorage/BioServices revenue of $3.5 million, up 10.1% year-over-year and down 0.2% sequentially.

o	Life Sciences Products revenue for Q2 2024 was $19.6 million compared to $21.8 million for Q2 2023, down 10.4% year-over-year and up 9.8% sequentially.

•	Total revenue for H1 2024 was $112.2 million compared to $119.8 million for H1 2023.

o	Life Sciences Services revenue for H1 2024 was $74.8 million compared to $71.0 million for H1 2023, including BioStorage/BioServices revenue of $7.1 million for H1 2024 compared to $6.4 million for H1 2023.

o	Life Sciences Products revenue for H1 2024 was $37.4 million compared to $48.8 million for H1 2023.

Gross Margin

•	Total gross margin was 43.7% for Q2 2024 compared to 43.4% for Q2 2023.

o	Gross margin for Life Sciences Services was 44.5% for Q2 2024 compared to 43.2% for Q2 2023.

o	Gross margin for Life Sciences Products was 42.2% for Q2 2024 compared to 43.7% for Q2 2023.

•	Total gross margin was 41.9% for H1 2024 compared to 43.2% for H1 2023.

o	Gross margin for Life Sciences Services was 42.9% for H1 2024 compared to 45.0% for H1 2023.

o	Gross margin for Life Sciences Products was 39.7% for H1 2024 compared to 40.7% for H1 2023.

Operating Costs and Expenses

•	Operating costs and expenses were $104.4 million for Q2 2024 compared to operating cost and expenses of $43.1 million for Q2 2023. The increase for Q2 2024 was primarily the result of an impairment loss of $63.8 million, which is primarily related to the write off of remaining goodwill for MVE Biological Solutions. Operating costs and expenses for H1 2024 including the write off were $147.5 million compared to $80.2 million for H1 2023.

•	Operating costs and expenses, excluding the impairment loss for Q2 2024 were $40.6 million, down year-over-year and sequentially, compared to operating costs and expenses of $43.1 million for both Q2 2023 and Q1 2024, respectively. The decrease is primarily attributable to the Company’s recent implementation of cost alignment and reprioritization initiatives. The Company expects these initiatives to further positively impact its results of operations during the second half of 2024. Operating costs and expenses include the start-up cost of services planned to be introduced during the fourth quarter and the first half of 2025 and are expected, as a percentage, to decline as these introductions are made and ramp. Excluding the impairment charge, operating costs and expenses for H1 2024 were $83.7 million, compared to $80.2 million for H1 2023.

Net Loss

•	Net loss for Q2 2024 and H1 2024 was $78.0 million and $96.9 million, respectively, compared to a net loss of $18.4 million and $23.9 million for the same periods in 2023, respectively. The increase in net loss was primarily a result of the impairment loss of $63.8 million.

•	Net loss, excluding the impairment loss for Q2 2024 and H1 2024 was $14.2 million and $33.1 million, respectively, compared to a net loss of $18.4 million and $23.9 million for the same periods in 2023, respectively.

•	Net loss attributable to common stockholders was $80.0 million, or $1.62 per share, and $100.9 million, or $2.05 per share, for Q2 2024 and H1 2024, respectively. This compares to a net loss attributable to common stockholders of $20.4 million, or $0.42 per share, and $27.9 million, or $0.58 per share, for Q2 2023 and H1 2023, respectively.

Adjusted EBITDA

•	Adjusted EBITDA was a negative $3.8 million for Q2 2024, compared to negative $1.3 million for Q2 2023. Adjusted EBITDA for H1 2024 was a negative $11.5 million compared to $1.6 million for H1 2023.

Cash, Cash equivalents, and Short-Term Investments

•	Cryoport held $427.1 million in cash, cash equivalents, and short-term investments as of June 30, 2024.

Convertible Debt repurchases

•	During Q2 2024 and in July 2024, the Company repurchased $10.0 million and $15.0 million in aggregate principal amount of its Convertible Senior Notes due in 2026 for an aggregate repurchase price of $8.7 million and $12.9 million, respectively.

•	On August 6, 2024, the Company announced that its Board of Directors had authorized a repurchase program to purchase up to $200 million of the Company’s common stock and/or convertible senior notes (the “2024 Repurchase Program”). The 2024 Repurchase Program became effective on August 1, 2024 and remains in effect through December 31, 2027. It further announced that it has entered into agreements with certain of the holders of its 0.75% Convertible Senior Notes due in 2026 (the “2026 Notes”) to repurchase $160 million in aggregate principal amount of the 2026 Notes for an aggregate repurchase price of $141.6 million, plus accrued and unpaid interest. The repurchase was made under the 2024 Repurchase Program.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

We now expect full year 2024 revenue in the range of $225 million - $235 million. The Company's 2024 guidance is dependent on its current business and expectations, which may be further impacted by, among other things, factors that are outside of our control, such as the global macroeconomic and geopolitical environment, supply chain constraints, inflationary pressures, and the effects of foreign currency fluctuations, as well as the other factors described in the Company's filings with the Securities and Exchange Commission ("SEC"), including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2024, which is expected to be filed with the SEC on August 6, 2024. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoportinc.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: In addition to the earnings release, a document titled “Cryoport Second Quarter 2024 in Review”, providing a review of Cryoport’s financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Tuesday, August 6, 2024. The document is designed to be read in advance of the questions and answers conference call and will be accessible at https://ir.cryoportinc.com/news-events/ir-calendar.

Cryoport management will host a conference call at 5:00 p.m. ET on August 6, 2024. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Tuesday, August 6, 2024

Time:	5:00 p.m. ET

Dial-in numbers:	1-800-717-1738 (U.S.), 1-646-307-1865 (International)

Confirmation code:	Request the “Cryoport Call” or Conference ID: 1157932

Live webcast:	‘Investor Relations’ section at www.cryoportinc.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

The questions and answers call will be recorded and available approximately three hours after completion of the live event in the Investor Relations section of the Company's website at www.cryoportinc.com for a limited time. To access the replay of the questions and answers click here. A dial-in replay of the call will also be available to those interested, until August 13, 2024. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay entry code: 1157932#.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global leader in supply chain solutions for the Life Sciences with an emphasis on cell & gene therapies. Cryoport enables manufacturers, contract manufacturers (CDMO's), contract research organizations (CRO's), developers, and researchers to carry out their respective business with products and services that are designed to derisk services and provide certainty. We provide a broad array of supply chain solutions for the life sciences industry. Through our platform of critical products and solutions including advanced temperature-controlled packaging, informatics, specialized bio-logistics services, bio-storage, bio-services, and cryogenic systems, we are "Enabling the Future of Medicine™" worldwide, through our innovative systems, compliant procedures, and agile approach to superior supply chain management.

Our corporate headquarters, located in Nashville, Tennessee, is complemented by over 50 global locations in 17 countries, with key sites in the United States, United Kingdom, France, the Netherlands, Belgium, Portugal, Germany, Japan, Australia, India, and China.

For more information, visit www.cryoportinc.com or follow via LinkedIn at https://www.linkedin.com/company/cryoportinc or @cryoport on X, formerly known as Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to Cryoport's industry, business, long-term growth prospects, plans, strategies, acquisitions, future financial results and financial condition, such as Cryoport's outlook and updated guidance for full year 2024 revenue and the related assumptions and factors expected to drive revenue, projected growth trends in the markets in which the Cryoport operates, Cryoport's plans and expectations regarding the launch of new products and services, such as the expected timing and benefits of such products and services launches, Cryoport's expectations about future benefits of its acquisitions, and anticipated regulatory filings, approvals, label/geographic expansions or moves to earlier lines of treatment approved with respect to the products of Cryoport's clients. Forward-looking statements also include those related to Cryoport's plans and expectations relating to its recently announced cost reduction and capital realignment measures, including that such measures will be fully implemented by the end of 2024 and will positively impact Cryoport’s financial results for the second half of 2024 with approximately $22 million in annualized cost savings, driving Cryoport towards its goal of profitability, as well as a return to positive adjusted EBITDA in 2025; Cryoport's expectations of continued softness in demand in its Life Sciences Products business with demand to improve over the longer term as excess freezer capacity is absorbed; Cryoport's expectations that its revenue will continue to improve progressively during the course of the remainder of 2024, along with a return to year-over-year revenue growth in the second half of 2024; Cryoport's beliefs about a broad-based market recovery for the life sciences industry except for China, which it believes will remain challenged through 2025; Cryoport's expectations of sequential improvements across its Life Sciences Services offerings driven in part by the ramp of clinical and commercial Cell & Gene therapies its currently supports, as well as anticipated new product and service launches later this year that will further diversify and enhance its revenue streams; and Cryoport's belief that operating costs and expenses, which include the start-up cost of services planned to be introduced during the fourth quarter and the first half of 2025, are expected to, as a percentage, decline as these introductions are made and ramped up. It is important to note that Cryoport's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic and geopolitical conditions, supply chain constraints, inflationary pressures, the effects of foreign currency fluctuations, trends in the products markets, variations in Cryoport's cash flow, market acceptance risks, and technical development risks. Additional risks and uncertainties include difficulties, delays or Cryoport's inability to successfully complete its planned cost reduction and capital realignment measures, which could reduce the benefits realized from such activities within the time periods currently anticipated. Cryoport's business could be affected by other factors discussed in Cryoport's SEC reports, including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and Cryoport cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, Cryoport disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Scott Eckstein

KCSA Strategic Communications

cryoport@kcsa.com

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
(in thousands, except share and per share data)	2024	2023	2024	2023
Revenue
Life Sciences Services revenue	$38,040	$35,204	$74,826	$71,040
Life Sciences Products revenue	19,557	21,817	37,363	48,798
Total revenue	57,597	57,021	112,189	119,838
Cost of revenue:
Cost of services revenue	21,105	20,008	42,707	39,084
Cost of products revenue	11,302	12,280	22,517	28,949
Total cost of revenue	32,407	32,288	65,224	68,033
Gross margin	25,190	24,733	46,965	51,805
Operating costs and expenses:
Selling, general and administrative	35,963	38,802	74,267	72,043
Engineering and development	4,646	4,263	9,398	8,139
Impairment loss	63,809	-	63,809	-
Total operating costs and expenses:	104,418	43,065	147,474	80,182
Loss from operations	(79,228)	(18,332)	(100,509)	(28,377)
Other income (expense):
Investment income	2,809	2,647	5,409	5,114
Interest expense	(1,245)	(1,331)	(2,583)	(2,840)
Gain on extinguishment of debt, net	1,179	-	1,179	-
Other income (expense), net	(1,121)	(704)	218	3,301
Loss before provision for income taxes	(77,606)	(17,720)	(96,286)	(22,802)
Provision for income taxes	(383)	(635)	(598)	(1,127)
Net loss	$(77,989)	$(18,355)	$(96,884)	$(23,929)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(4,000)	(4,000)
Net loss attributable to common stockholders	$(79,989)	$(20,355)	$(100,884)	$(27,929)
Net loss per share attributable to common stockholders - basic and diluted	$(1.62)	$(0.42)	$(2.05)	$(0.58)
Weighted average common shares outstanding - basic and diluted	49,345,644	48,709,384	49,182,830	48,536,901

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2024	2023
(in thousands)	(unaudited)
Current assets
Cash and cash equivalents	$46,458	$46,346
Short-term investments	380,684	410,409
Accounts receivable, net	40,160	42,074
Inventories	23,609	26,206
Prepaid expenses and other current assets	11,075	10,077
Total current assets	501,986	535,112
Property and equipment, net	86,653	84,858
Operating lease right-of-use assets	29,684	32,653
Intangible assets, net	178,388	194,382
Goodwill	52,384	108,403
Deposits	1,668	1,680
Deferred tax assets	1,578	656
Total assets	$852,341	$957,744

Current liabilities
Accounts payable and other accrued expenses	$24,805	$26,995
Accrued compensation and related expenses	10,690	11,409
Deferred revenue	1,317	1,308
Current portion of operating lease liabilities	5,299	5,371
Current portion of finance lease liabilities	365	286
Current portion of convertible senior notes, net	14,244	-
Current portion of notes payable	110	149
Current portion of contingent consideration	3,055	92
Total current liabilities	59,885	45,610
Convertible senior notes, net	355,665	378,553
Notes payable, net	1,258	1,335
Operating lease liabilities, net	26,523	29,355
Finance lease liabilities, net	1,137	954
Deferred tax liabilities	2,651	2,816
Other long-term liabilities	427	601
Contingent consideration, net	4,700	9,497
Total liabilities	452,246	468,721
Total stockholders' equity	400,095	489,023
Total liabilities and stockholders' equity	$852,341	$957,744

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency, operating costs and expenses, excluding impairment loss, net income, excluding impairment loss, and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenue received in local (non-U.S. dollar) currency is translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenue for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenue into U.S. dollars that we used to translate local currency revenue for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Operating costs and expenses, excluding impairment loss, is defined as operating costs and expenses, excluding impairment losses, if any. Net loss, excluding impairment loss, is defined as net loss, excluding impairment losses, if any. Management believes these measures, when read in conjunction with, and as supplemental to, the corresponding GAAP financial measures, provide a useful measure of Cryoport’s expenses and operating results, a meaningful comparison with historical results, and insight into Cryoport’s operating performance.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, restructuring costs, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim, net gain on extinguishment of debt, impairment loss, changes in fair value of contingent consideration and charges or gains resulting from non-recurring events, as applicable.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period to period and as a basis for planning and forecasting future periods. Adjusted EBITDA is also a significant performance measure used by Cryoport in connection with its incentive compensation programs. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP operating cost and expenses to Non-GAAP adjusted operating cost and expenses

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(in thousands)
GAAP operating costs and expenses	$104,418	$43,065	$147,474	$80,182
Non-GAAP adjustments to operating costs and expenses
Impairment loss	63,809	—	63,809	—
Non-GAAP adjusted operating costs and expenses	$40,609	$43,065	$83,665	$80,182

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to Non-GAAP adjusted net loss

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(in thousands)
GAAP net loss	$(77,989)	$(18,355)	$(96,884)	$(23,929)
Non-GAAP adjustments to net loss
Impairment loss	63,809	—	63,809	—
Non-GAAP adjusted net loss	$(14,180)	$(18,355)	$(33,075)	$(23,929)

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(in thousands)
GAAP net loss	$(77,989)	$(18,355)	$(96,884)	$(23,929)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	7,558	6,723	15,027	13,127
Acquisition and integration costs	474	4,372	588	5,629
Restructuring costs	548	—	548	—
Investment income	(2,809)	(2,647)	(5,409)	(5,114)
Unrealized (gain)/loss on investments	795	1,388	(942)	(36)
Gain on insurance claim	—	—	—	(2,642)
Foreign currency (gain)/loss	268	(753)	929	(596)
Interest expense, net	1,245	1,331	2,583	2,840
Stock-based compensation expense	4,997	5,800	10,453	10,984
Gain on extinguishment of debt, net	(1,179)	—	(1,179)	—
Impairment loss	63,809	—	63,809	—
Change in fair value of contingent consideration	(1,938)	158	(1,645)	204
Income taxes	383	635	598	1,127
Adjusted EBITDA	$(3,838)	$(1,348)	$(11,524)	$1,594

Cryoport, Inc. and Subsidiaries

Total revenue by type for the three months ended June 30, 2024

(unaudited)

	Life Sciences Services	Life Sciences Products	Total
(in thousands)
Non US-GAAP Constant Currency	$38,246	$19,625	$57,871
As Reported	38,040	19,557	57,597
FX Impact [$]	(206)	(68)	(274)
FX Impact [%]	(0.5)%	(0.3)%	(0.5)%

Cryoport, Inc. and Subsidiaries

Total revenue by type for the six months ended June 30, 2024

(unaudited)

	Life Sciences Services	Life Sciences Products	Total
(in thousands)
Non US-GAAP Constant Currency	$75,027	$37,434	$112,461
As Reported	74,826	37,363	112,189
FX Impact [$]	(201)	(71)	(272)
FX Impact [%]	(0.3)%	(0.2)%	(0.2)%